EXHIBIT 99.2
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  [Bank United Logo]                           [Washington Mutual, Inc. Logo]

PRESS RELEASE

FOR IMMEDIATE RELEASE CONTACT:

BANK UNITED
Media Relations -Vern Stockton (713) 543-6920
Investor Relations - Debbie Kemple (713) 543-6926

WASHINGTON MUTUAL
Media Relations - Libby Hutchinson (206) 461-2484
Investor Relations - JoAnn DeGrande (206) 461-3186

        BANK UNITED ANNOUNCES THE REDEMPTION OF ITS SERIES A AND SERIES B
       PREFERRED STOCK AND WASHINGTON MUTUAL ANNOUNCES A TENDER OFFER FOR
                               THE SAME SECURITIES


      HOUSTON, TX AND SEATTLE, WA; JANUARY 8, 2001 -- Bank United (NYSE: BKU PrA and PrB, "the Bank"), a subsidiary of Bank United Corp. (NASDAQ: BNKU) today announced that it has called for redemption of the Bank's 3.42 million shares of 10.12% Non-cumulative Preferred Stock, Series A and 4.00 million shares of 9.60% Non-cumulative Preferred Stock, Series B (together, "the Preferred Stock").

      The redemption date for the Preferred Stock is February 8, 2001. The call price for the Series A is $25.50 plus accrued dividends of $0.267 per share for a total redemption price of $25.767 per share. The call price for the Series B is $26.25 plus accrued dividends of $0.253 per share for a total redemption price of $26.503 per share. Additionally, Washington Mutual, Inc. (NYSE: WM) announced today that it will commence a tender offer for all of Bank United's Preferred Stock. The tender offer will commence January 9, 2001 and will expire on February 6, 2001. The tender price for the Series A Preferred Stock will be $26.00 per share plus accrued dividends of $0.267 per share for a total tender price of $26.267 per share. The tender price for the Series B Preferred Stock will be $26.75 per share plus accrued dividends of $0.253 per share for a total tender price of $27.003 per share.


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      The tender prices of the Preferred Stock offer a $0.50 per share premium over the respective redemption prices. All shares that are not tendered to Washington Mutual will be redeemed on the redemption date. The Board of Directors of Bank United has recommended that holders of the Preferred Stock accept Washington Mutual's offer and tender their shares pursuant to the offer.

      The tender offer is being made solely by reference to the Offer to Purchase and Letter of Transmittal, dated January 9, 2001. Requests for tender offer documentation should be directed to Georgeson Shareholder Communications, the Information Agent for the tender offer, at (800) 223-2064 (for shareholders and all others except banks and brokers) or (212) 440-9800 (for banks and brokers). Questions regarding the tender offer should be directed to Emily Shanks at Lehman Brothers, the Sole Dealer-Manager for the tender offer, at
(800) 438-3242 or (212) 528-7581.

      On August 18, 2000, Bank United Corp. and Washington Mutual, Inc. entered into a definitive agreement to merge the two companies. The merger transaction is subject to regulatory and Bank United Corp. shareholder approval. It is anticipated that the merger transaction will close in the first calendar quarter of 2001.

      Bank United Corp., headquartered in Houston, is the largest publicly traded depository institution headquartered in Texas, with $18.3 billion in assets, $8.7 billion in deposits, and $846 million in stockholders' equity. Bank United operates a 157-branch community banking network in Texas, including 78 in the Dallas/Fort Worth area, 66 in the greater Houston area, five in Midland, and four in Austin, three in San Antonio, and one in College Station; is a national middle market commercial lender with 23 regional offices in 16 states; operates 14 SBA lending offices in 10 states: originates mortgage loans through 11 wholesale offices in 11 states; operates a national mortgage servicing business servicing approximately 310,000 customers, and manages an investment portfolio. The Bank's website can be found at www.bankunited.com. Bank United is FDIC insured and an equal housing lender.

      With a history dating back to 1889, Washington Mutual is a national financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At Sept. 30, 2000, Washington Mutual and its subsidiaries had


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consolidated assets of $190.78 billion. Washington Mutual currently operates more than 2,000 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation. Washington Mutual's press releases are available at www.wamu.com.
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[Equal Housing Lender Logo]



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